Exhibit 99.1

MFA Financial, Inc. Names Bryan Wulfsohn President

Lori Samuels Promoted to Chief Loan Operations Officer

NEW YORK—August 21, 2024 -- (BUSINESS WIRE) -- MFA Financial, Inc. (NYSE: MFA, the “Company”), today announced that Bryan Wulfsohn, MFA’s Co-Chief Investment Officer, will assume the additional role of President of the Company effective September 3, 2024. Mr. Wulfsohn is a 14-year veteran of MFA with extensive experience managing the selection, oversight and funding of the Company’s investment portfolio. He will assume the role of President from Craig L. Knutson, the Company’s Chief Executive Officer, who will remain in such role.

The Company also named Lori Samuels as MFA’s Chief Loan Operations Officer, where she will be responsible for overseeing MFA’s asset management, underwriting, contract finance and other loan-related operations. Ms. Samuels has worked at MFA since 2010, where she most recently served as Senior Vice President with responsibility for various loan operations.

“Together with our Board of Directors, I am excited to elevate Bryan and Lori, who have been instrumental to helping guide the Company for more than a decade,” said Mr. Knutson. “Bryan’s executive leadership and proven track record of managing our residential mortgage investments leaves him well-positioned to step into the role of President and play an increasing role in guiding the strategy and operations of MFA moving forward.”

Mr. Wulfsohn joined MFA in 2010 and has served as a Senior Vice President since 2015 and Co-Chief Investment Officer since 2019. Prior to MFA, Mr. Wulfsohn was a Senior Financial Analyst at Inland Western Real Estate Trust, Inc., where he focused on corporate strategy. From 2005 to 2007, Mr. Wulfsohn was an associate at CBA Commercial, LLC, an acquirer and securitizer of small balance commercial mortgages where he worked in the capital markets group.

Ms. Samuels has held various asset management positions since her joining MFA in 2010, and she has been a Senior Vice President of the Company since 2016. Ms. Samuels began her career at Fitch Ratings, Inc. focusing on residential credit, and her experience also includes working at BNY Mellon.

In conjunction with today’s announcement, MFA also announced that Gudmundur Kristjansson will be stepping down from his roles as Senior Vice President and Co-Chief Investment Officer and leaving the Company, effective November 22, 2024. Upon Mr. Kristjansson’s departure, Mr. Wulfsohn will serve as sole Chief Investment Officer of the Company.

“I also want to thank Gudmundur for his 17 years of service and the valuable executive leadership role he has played in overseeing our investment portfolio, and more recently, the acquisition and integration of our Lima One Capital subsidiary. We wish Gudmundur continued success in his future endeavors,” said Mr. Knutson.

About MFA Financial, Inc.

MFA Financial, Inc. (NYSE: MFA) is a leading specialty finance company that invests in residential mortgage loans, residential mortgage-backed securities and other real estate assets. Through its wholly owned subsidiary, Lima One Capital, MFA also originates and services business purpose loans for real estate investors. MFA has distributed $4.7 billion in dividends to stockholders since its initial public offering in 1998. MFA is an internally managed, publicly traded real estate investment trust.

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	H/Advisors Abernathy
Tom Johnson
212-371-5999